Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 17, 2012, relating to the financial statements and financial highlights which appear in the March 31, 2012 Annual Reports to Shareholders of the American Century Core Plus Fund, Diversified Bond Fund, High-Yield Fund, Inflation Protection Bond Fund, NT Diversified Bond Fund, Premium Money Market Fund, Short Duration Fund, and Prime Money Market Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", "Financial Statements", "Annual and Semiannual Reports", and "Summary Prospectus" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
July 26, 2012